                            SHARE PURCHASE AGREEMENT
                                (the "AGREEMENT")



                            dated as of June 30, 2000



                                     between



FRANCIS CLIVAZ
Rue du Rhone 11
1204 Geneve


                                                    (hereinafter the "SELLER 1")
CHRISTIAN CLIVAZ
Rue du Rhone 11
1204 Geneve


      (hereinafter the "SELLER 2", and together with the Seller 1 the "SELLERS")





                                       and



SYLVAN LEARNING SYSTEMS, INC.
1000 Lancaster Street
Baltimore, Maryland 21202 U.S.A.


                                                   (hereinafter the "PURCHASER")



                                    regarding


                                  GESTHOTEL SA


                           (hereinafter the "COMPANY")



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                                TABLE OF CONTENTS

ARTICLE I - PURCHASE AND SALE OF SHARES.......................................8

   I.1      PURCHASE AND SALE.................................................8

   I.2      PURCHASE PRICE PAYMENT............................................8

      (a)   Dividend..........................................................8

      (b)   Cash Payment at Closing...........................................9

      (c)   Earn-out Payments.................................................9

   I.3      EARN-OUT PAYMENT 2000.............................................9

   I.4      EARN-OUT PAYMENT 2001............................................10

   I.5      EARN-OUT PAYMENT 2002............................................11

ARTICLE II - CLOSING.........................................................12

   II.1     PLACE AND DATE...................................................12

   II.2     EFFECTIVE DATE...................................................12

   II.3     CLOSING DOCUMENTS................................................12

      (a)   Documents to be Delivered by the Sellers.........................12

      (b)   Documents to be Delivered by the Purchaser.......................13

ARTICLE III - REPRESENTATIONS AND WARRANTIES.................................13

   III.1    REPRESENTATIONS AND WARRANTIES OF PURCHASER......................13

      (a)   Organization of the Purchaser....................................13

      (b)   Authority........................................................13

      (c)   Authorization....................................................13

      (d)   Financial Statements.............................................14

      (e)   SEC Filings......................................................14

      (f)   Litigation.......................................................14

      (g)   No Intent to Resell..............................................14

      (h)   Brokers..........................................................14

   III.2    REPRESENTATIONS AND WARRANTIES OF THE SELLERS....................14

      (a)   Ownership of Sale Shares.........................................14

      (b)   Organization of Company..........................................15

      (c)   Authority; No Conflict...........................................15

      (d)   Capitalization...................................................15

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      (e)   Share Capital Paid-up............................................15

      (f)   No Rights of Third Party Over Equity Interests...................16

      (g)   Financial Statements.............................................16

      (h)   No Undisclosed Liabilities.......................................16

      (i)   Accounts Receivable..............................................16

      (j)   Capital Improvements.............................................16

      (k)   Absence of Change................................................17

      (l)   Insolvency.......................................................18

      (m)   Taxes............................................................18

      (n)   Environment......................................................19

      (o)   Leases; Real Property............................................20

      (p)   Condition of Assets; Sufficiency.................................20

      (q)   Intellectual Property Rights.....................................21

      (r)   Contracts........................................................21

      (s)   Litigation.......................................................22

      (t)   Compliance with Laws.............................................22

      (u)   Insurance........................................................22

      (v)   Employees........................................................23

      (w)   Professional and Social Welfare..................................23

      (x)   No Collective Bargaining.........................................23

ARTICLE IV - COVENANTS.......................................................24

   IV.1     COVENANT NOT TO COMPETE AND NOT TO SOLICIT.......................24

   IV.2     CONDUCT OF THE BUSINESS..........................................25

   IV.3     ELECTION OF BOARD MEMBERS........................................25

   IV.4     BEST EFFORTS.....................................................25

ARTICLE V - CONDITIONS TO CLOSING............................................25

   V.1      CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND THE SELLERS.......25

   V.2      CONDITIONS TO OBLIGATIONS OF THE PURCHASER.......................26

   V.3      CONDITIONS TO OBLIGATIONS OF THE SELLERS.........................26

ARTICLE VI - INDEMNIFICATION.................................................27

   VI.1     INDEMNIFICATION BY THE SELLERS...................................27

   VI.2     SECURITY.........................................................27

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   VI.3     INDEMNIFICATION BY THE PURCHASER.................................27

   VI.4     DEDUCTIONS FROM PAYMENTS.........................................27

   VI.5     LIMITATION IN TIME...............................................28

   VI.6     LIMITATIONS ON AMOUNT............................................28

      (a)   Deductible.......................................................28

      (b)   Ceiling..........................................................28

      (c)   Effect of Provisions.............................................28

   VI.7     THIRD PARTY CLAIMS...............................................29

   VI.8     ADJUSTMENT OF INDEMNITY PAYMENT..................................29

   VI.9     EFFECT OF KNOWLEDGE ON REPRESENTATIONS AND WARRANTIES............30

   VI.10    REMEDIES.........................................................30

ARTICLE VII - MISCELLANEOUS..................................................30

   VII.1    NOTICES..........................................................30

   VII.2    ENTIRE AGREEMENT.................................................31

   VII.3    SEVERABILITY OF PROVISIONS.......................................31

   VII.4    BINDING EFFECT; BENEFIT..........................................32

   VII.5    ASSIGNABILITY....................................................32

   VII.6    CHANGE OF CONTROL................................................32

   VII.7    AMENDMENT AND MODIFICATION; WAIVER...............................32

   VII.8    ANNOUNCEMENTS....................................................33

      (a)   Employees........................................................33

      (b)   Press Releases and Public Announcements..........................33

   VII.9    CONFIDENTIALITY..................................................33

   VII.10   ADVISER'S FEES; EXPENSES.........................................33

   VII.11   APPLICABLE LAW...................................................33

   VII.12   ARBITRATION......................................................34


LIST OF ANNEXES..............................................................36


LIST OF SCHEDULES............................................................37

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WHEREAS the Company is a company incorporated in Switzerland, having its registered office at Pre Fleuri, Rue Ancienne Poste B, 3975 Randogne, VS, Switzerland;

WHEREAS the Company has a fully paid-up share capital of CHF 1'500'000.-, divided into 1500 registered shares with a par value of CHF 1'000.- (Swiss francs one thousand) each;

WHEREAS the Sellers are the owners of the entire outstanding share capital of the Company;

WHEREAS the Sellers desire to sell and the Purchaser desires to purchase 100% of the outstanding share capital on the terms and conditions set out in this Agreement;

NOW THEREFORE, the parties hereto agree as follows:




                                   DEFINITIONS

"ACCOUNTS" shall mean the audited financial statements (consisting of the income statement, the balance sheet and notes to the financial statements) and the annual report of the Company for the business years 1997, 1998, and 1999.

"ACCOUNTS RECEIVABLE" shall mean any and all accounts receivable, trade receivables, notes receivable and other receivables arising in connection with the Business.

"AFFILIATE" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such other person.

"BEST KNOWLEDGE" shall mean that level and extent of knowledge which, reasonably is, or should be, held after having made reasonable inquiries.

"BUSINESS" shall mean the business carried on by the Company as of the date hereof, in particular the management of the Swiss Hotel Association Hotel Management School Les Roches.

"BUSINESS DAY" shall mean any day other than Saturday or Sunday on which banks are open for business in Baltimore, Maryland; New York, and Geneva, Switzerland.

"CASH PAYMENT AT CLOSING" shall be the sum of CHF 35,000,000.- less (i) the amount of any negative Working Capital pursuant to the June 30 2000 Balance Sheet, and (ii) the amount of the Long Term Debt outstanding pursuant to the June 30, Balance Sheet, payable in cash by the Purchaser at Closing.

"CLOSING" shall have the meaning set forth in Article II.1.

"CLOSING DATE" shall have the meaning set forth in Article II.1.

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"CORPORATE DOCUMENTS" shall mean the share certificates representing the Sale
Shares and the share register of the Company, and up-to-date, complete and legally compliant copies of the Articles of association of the Company.

"EARN-OUT PAYMENT 2000" shall have the meaning described in Article I.3(a).

"EARN-OUT PAYMENT 2001" shall have the meaning described in Article I.4(a).

"EARN-OUT PAYMENT 2002" shall have the meaning described in Article I.5(a).

"ENVIRONMENTAL LAW" shall mean any and all applicable laws or regulations regarding the protection of the environment (land, air, water or any combination thereof) and of nature or human health and safety.

"EXECUTIVE EMPLOYMENT AGREEMENT" shall mean the employment agreement between the Company and Francis Clivaz attached hereto as ANNEX 1.

"FINANCIAL REPORTS" shall mean the unaudited management accounts as of June 30, 2000 including the income statement and balance sheet prepared by the management of the Company for internal purposes only.

"GUARANTEE PROPERTIES" shall mean the following plots and buildings (i) Pre-Fleuri A (no 576), (ii) Praz d'Anchettes (PPE n(degree) 51461 to 51482 of no(degree) 477), and (iii) Rocailles B and C (nos 2853, 2873, 2875 and 5803), all located in Randogne.

"GUARANTEE PROPERTIES MORTGAGE CERTIFICATE" shall mean the duly executed certificate evidencing the first priority mortgage in the amount of CHF 6,900,000.- on the Guarantee Properties in favor of the Sellers to secure the Earn-out Payment 2002.

"INDEPENDENT AUDITOR" shall mean Arthur Andersen SA, Geneva branch or another mutually acceptable internationally recognized auditing firm.

"INTELLECTUAL PROPERTY RIGHTS" shall mean all patents and patent applications, all trademarks and trademark applications, all copyrights; all registrations and applications and renewals for any of the foregoing; all trade names, trade secrets, confidential information, ideas, formulae, compositions, know-how, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information, marketing and promotional materials and all other information and intellectual property rights and all tangible embodiments thereof.

"JUNE 30, 2000 BALANCE SHEET" shall mean the pro forma balance sheet of the Company prepared on a basis consistent with the last audited balance sheets of the Company but including the Real Estate and the assets and liabilities resulting from the transactions contemplated herein as if they were made and effective as of June 30, 2000 and including a summary computation of the Working Capital (showing the points at issue between the parties) and Long Term Debt under the same assumptions, all as set forth in ANNEX 2.

"KEY PERSONS" shall mean the Sellers and Messrs. Pierre Martinet, Bernard Detienne, Jean-Claude Bailly, Marcel Clivaz, and Reynald Actis.

"LONG TERM DEBT" shall mean the amount of long term debt owed by the Company as set forth in the June 30, 2000 Balance Sheet.

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"MARKETING AGREEMENT" shall mean the agreement between the Company and Clivaz
Marketing and Public Relation Services SA attached hereto as ANNEX 3.

"MATERIAL ADVERSE EFFECT" shall mean, with respect to any person or entity, a material adverse effect on the financial condition, business or results of operations of such person or entity, taken as a whole.

"OBJECTION NOTICE" shall have the meaning set forth in Article I.3.(c) of this Agreement.

"PRE FLEURI B AND C LEASE" shall mean the lease between the Seller 1, Marie-Helene Clivaz and the Company attached hereto as ANNEX 4.

"PRE FLEURI B AND C MORTGAGE CERTIFICATE" shall mean the duly executed certificate evidencing the first priority mortgage in the amount of CHF 1,000,000.- on Pre Fleuri B and C in favor of the Purchaser.

"PRE FLEURI B AND C PURCHASE AGREEMENT" shall mean the real estate purchase agreement between the Seller 1 and the Company to be entered into substantially pursuant to the terms of the Pre-Fleuri B and C Option Agreement promptly after the Earn-out Payment 2002 has been determined, in accordance with Article I.5 hereof, to be in excess of CHF 4,500,000.

"PRE FLEURI B AND C OPTION AGREEMENT" shall mean the agreement between the Seller 1 and the Company attached hereto as ANNEX 5.

"PURCHASE PRICE" shall mean the aggregate of the following: (i) Cash Payment at Closing; PLUS PLUS (ii) the Earn-out Payments 2000, 2001 and 2002, if any such earn-out payments are due.

"REAL ESTATE" shall mean the following plots and buildings (i) Batiments Les Roches (Land Reg. no. 2880), (ii) St. Francois (no 1366), (iii) Pre-Fleuri A (no
576), (iv) Praz d'Anchettes (PPE n(degree) 51461 to 51482 of no(degree) 477), and (v) Rocailles B and C (nos 2853, 2873, 2875 and 5803), all located in Randogne.

"REAL ESTATE PURCHASE AGREEMENTS" shall mean the agreements between the Company and the owners of the Real Estate attached hereto as ANNEXES 6 TO 9.

"RECURRING EBIT" shall mean the Company's operating income before interest, taxes and all other non operating costs as determined in accordance with US generally accepted accounting principles, applied in a manner consistent with the past practice of the Company, to the extent such practice is consistent with US generally accepted accounting principles which shall in any case prevail. It shall include all divisions and subsidiaries which represent a succession to and a continuation of the Business, as the Business may be expanded at les Roches an in Spain, except that any loss, charge, payment or expense shall be excluded from such computation to the extent it is (i) extraordinary or non-recurring,
(ii) not related to the Business or is incurred in relation with the expansion of the business operations by way of acquisitions or opening and staffing new schools or offices, (iii) a payment, charge or expense for allocation of home office, executive, general and administrative expense or similar payment to the Purchaser and its affiliates, (iv) an interest expense or charge relating to funds furnished to the Company in replacement of funds withdrawn from the company (by way of dividends, loans or otherwise) by the Purchaser or any of its affiliates, and (v) depreciation or amortization of the real estate in excess of 2% of the value of the real estate of the Company as of the date of its acquisition by the Company.

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"SALE SHARES" shall mean the entire outstanding share capital of the Company, currently consisting of 1'500 registered shares with a par value of CHF 1'000.- (Swiss francs one thousand) each.

"SOCIAL SECURITY CONTRIBUTIONS" shall mean the mandatory contributions to the old-age pension insurance scheme (AHV), pension fund scheme (BVG), invalidity insurance (IV), loss of salary insurance (EO) and unemployment insurance (ALV), or any equivalent or similar contributions and any other social security contributions (including accident and health insurance contributions as the case may be) applicable in the jurisdictions in which the Company does business, together with any interest or any penalty imposed by any social security authority with respect thereto.

"TAXES" shall mean any and all Swiss taxes, together with any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

"WORKING CAPITAL" shall mean an amount equal to the sum of all current assets after deduction of all current liabilities, determined in accordance with US generally accepted accounting principles and, to the extent compatible with these principles, in a manner consistent with the past practice of the Company.



                     ARTICLE I - PURCHASE AND SALE OF SHARES



I.1      PURCHASE AND SALE

In accordance with the terms of this Agreement, the Sellers shall sell to the Purchaser and the Purchaser shall purchase from the Sellers good and valid title to the Sale Shares free and clear from encumbrances, mortgages, charges, liens, security interests and other rights of any third party, for the consideration set out in Article I.2 below:



I.2      PURCHASE PRICE PAYMENT



(a)      DIVIDEND

         Promptly after execution of this Agreement, the parties shall appoint PriceWaterhouseCoopers (PwC), Geneva branch, or another mutually acceptable internationally recognized accounting firm, to determine the Working Capital of the Company as of June 30, 2000. PwC shall determine the Working Capital based on the actual computations of the parties (which are reflected in the June 30, 2000 Balance Sheet) and the submissions of the parties' accountants, Mr. Cosimo Picci in Geneva and Fiduciaire Actis in Sion. The determination of PwC shall be final and binding upon the parties hereto. Upon detemination of the Working Capital, the Sellers shall be entitled to cause the Company and the Purchaser shall vote to approve (if such vote or approval is necessary) and pay out to the Sellers a dividend for the business year 1999 equal to the amount of the positive Working Capital as such Working Capital is determined by PWC, provided, however, that the dividend shall be no less than CHF

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         874,000 (the Purchaser's computation) nor more than CHF 1,138,000 (the
         Sellers' computation). The dividend shall be granted in accordance with the legal requirements of Swiss law. The party whose computation of the Working Capital is the further away from PwC's computation shall bear the fees of PwC in relation herewith.



(b)      CASH PAYMENT AT CLOSING

         At Closing, the Purchaser and the Sellers shall jointly instruct the escrow agent to pay by wire transfer of immediately available funds to a bank account as previously specified by the Sellers to the Purchaser, the Cash Payment plus interests accrued thereon in the hands of the escrow agent less the escrow agents' fees in relation therewith, if any.


(c)      EARN-OUT PAYMENTS

         Subsequent to Closing, the Purchaser shall pay to the Sellers or in accordance with their instructions the Earn-out Payments 2000, 2001, and 2002, all in accordance with the terms of this Article I.



I.3      EARN-OUT PAYMENT 2000



(a) No later than February 28, 2001, the Purchaser shall cause to be prepared and delivered to the Sellers the audited financial statements for fiscal year 2000 and its calculation of the Recurring EBIT and the Earn-out Payment 2000. The Earn-out Payment 2000 shall be the positive amount by which the Recurring EBIT of the Company for fiscal year 2000 exceeds CHF 5,100,000.-, such amount not to exceed in any circumstances CHF 700,000.-. The Purchaser shall grant the Sellers access to the auditors and to the relevant information to the extent such right of access is exercised in a orderly manner until the final resolution of any dispute pursuant to this Article I.3.



(b) If the Sellers do not object to the calculation of the Earn-out Payment 2000 in the manner described in Article 1.6(c), then the Purchaser shall pay to the Sellers the Earn-out Payment 2000 to an account previously specified by the Sellers. If the Sellers have objected to the calculation of the Earn-out Payment 2000 in the manner described in
         Article 1.6(c), then the Earn-out Payment 2000 shall be made within seven business days after the final resolution of such objection in accordance with Section 1.6(c).



(c) If the Sellers object to the calculation of the Earn-out Payment 2000, then, within 30 Business Days after delivery of the audited financial statements for fiscal year 2000 and the calculation of Recurring EBIT for the fiscal year 2000 and the Earn-out Payment 2000 to the Sellers, the Sellers shall so advise the Purchaser by delivery to the Purchaser of a written notice (the "OBJECTION NOTICE"). The Objection Notice

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         shall specify the reasons for objection and set forth the Sellers'
         calculation of the Earn-out Payment 2000.



(d) If the parties hereto agree on a resolution of the dispute set out in the Objection Notice, they shall put such resolution in writing and thereafter be bound by it.



(e) If the parties hereto are unable to settle any dispute notified in the Objection Notice within 20 Business Days after delivery of the Objection Notice, then, at the instigation of either party hereto, the final determination of the dispute may be submitted to the Independent Auditor.



(f) The determination of the Earn-out Payment 2000 by the Independent Auditor shall be made within 30 Business Days (or such longer time as the parties hereto shall agree in writing) after the date the dispute was submitted to the Independent Auditor and the determination of the Independent Auditor shall be final and binding on the parties hereto. The Independent Auditor shall act as an expert arbitrator (schiedsgutachter). The Independent Auditor shall give the parties hereto the right to be heard and shall set forth the reasons for its decisions in writing. The costs and expenses of the Independent Auditor shall be borne equally by the Sellers and the Purchaser.



(g) Any Earn-out Payment 2000 payable under this Article 1.6 shall be paid together with interest thereon calculated monthly from February 28, 2001 on to the date of payment, at the thirty day Swiss franc rate of the London Interbank Offered Rate ("LIBOR") on February 28, 2001 for deposits of the size of the Earn-out Payment 2000.



I.4      EARN-OUT PAYMENT 2001



(a) No later than February 28, 2002, the Purchaser shall cause to be prepared and delivered to the Sellers the audited financial statements for fiscal year 2001 and its calculation of the Recurring EBIT and the Earn-out Payment 2001. The Earn-out Payment 2001 shall be the positive amount by which the Recurring EBIT of the Company for fiscal year 2001 exceeds CHF 5,100,000.-, such amount not to exceed CHF 700,000.-, minus the Earn-out Payment 2000.



(b)      Article 1.3(b) to 1.3(g) and the right of access to the auditors in
         Article I.3(a) shall apply MUTATIS MUTANDIS to the calculation and payment of the Earn-out Payment 2001.

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I.5      EARN-OUT PAYMENT 2002



(a) Not later than February 28, 2003, the Purchaser shall cause to be prepared and delivered to the Sellers the audited financial statements for fiscal year 2002 and its calculation of the Recurring EBIT and the Earn-out Payment 2002. Subject to paragraph (b) of this Article 1.5, the Earn-out Payment 2002 shall be

         (i) CHF 9,350,000.- if the Recurring EBIT for the fiscal year 2002 is higher than CHF 7,045,000.-;

         (ii) CHF 6,510,000.- if the Recurring EBIT for the fiscal year 2002 is higher than CHF 6,205,000.- but lower than or equal to CHF 7,045,000.-;

         (iii) CHF 4,500,000.- if the Recurring EBIT for the fiscal year 2002 is lower than or equal to 6,205,000.- but higher than or equal to CHF 6,100,000.-. No Earn-out Payment 2002 is due if the Recurring EBIT for the fiscal year 2002 is lower than CHF 6,100,000.-.



(b) If the Company terminates the Executive Employment Agreement with respect to the Seller 1 before March 31, 2003 without reasons which constitute grounds for immediate dismissal under Swiss law, then the 2002 Earn-out Payment shall be CHF 9,350,000.- and shall be payable to the Sellers upon such dismissal. Any damages or severance payments due under the Executive Employment Agreement (except salary and benefits until the date of termination) shall, however, be deducted from this amount. If the Executive Employment Agreement is terminated before March 31, 2003 and an employment agreement is promptly executed between the Company and the Seller 2 substantially on the same terms as the Executive Employment Agreement, the first sentence of this paragraph
         (b) shall not apply. If however the Company terminates this new employment agreement with the Seller 2 before March 31, 2003 without reasons which constitute grounds for immediate dismissal under Swiss law, then the minimum 2002 Earn-out Payment shall be CHF 6,510,000.- (this minimum 2002 Earn-out Payment being payable to the Seller 2 immediately upon such dismissal and the balance of the 2002 Earnt-out Payment, if any, being due upon determination of the Recurring EBIT).



(c) As security for the payment of the Earn-out Payment 2002, the Purchaser shall grant the Sellers a first priority mortgage in the amount of CHF 6,900,000.- on the Guarantee Properties.



(d) Any Earn-out Payment 2002 due shall be reduced by the purchase price as defined in the Pre Fleuri B and C Purchase Agreement, i.e. CHF 4,500,000.-.



(e) In all other respects, article 1.3(b) to 1.3(g) and the right of access to the auditors in Article I.3(a) shall apply MUTATIS MUTANDIS to the calculation and payment of the Earn-out Payment 2002.

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                              ARTICLE II - CLOSING



II.1     PLACE AND DATE

The closing of the transactions contemplated herein ("CLOSING") shall take place at the offices of Lenz & Staehelin in Geneva, as soon as possible, but in no event later than 10 Business Days after satisfaction or waiver of the conditions set forth in Article V hereof, or at such other place, date and time agreed on by the parties hereto, the date on which Closing occurs being the "CLOSING DATE".



II.2     EFFECTIVE DATE

Except at otherwise stated herein or in an agreement contemplated herein, the transactions contemplated in this Agreement shall be effective as of July 1, 2000 or such other date and time as the parties may mutually agree on in writing.



II.3     CLOSING DOCUMENTS



(a)      DOCUMENTS TO BE DELIVERED BY THE SELLERS

         Upon Closing, the Sellers shall deliver to the Purchaser:

         (i) the certificates representing the Sale Shares duly endorsed in blank;

         (ii) a resolution of the Company's board of directors consenting to the transfer of the Sale Shares to the Purchaser and authorizing the Purchaser's registration, immediately after Closing, in the Company's share register;

         (iii) the Company's share register evidencing the registration of the Purchaser as the owner of the Sale Shares;

         (iv) to the extent required by the Purchaser, letters of resignation as directors of the Company by Messrs Reynald Actis and Bernard Detienne, each containing a statement of the resigning director that he has been fully compensated for his services rendered to the Company and that he has no claim of whatever nature against the Company as the case may be;

         (v)      the Pension Fund Certificate pursuant to Article III.2(x);

         (vi)     the duly executed Marketing Agreement;

         (vii)    the duly executed Executive Employment Agreement;

         (viii)   the duly executed Pre Fleuri B and C Lease;

         (ix)     the duly executed Real Estate Purchase Agreements;

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         (x)      the duly executed Pre Fleuri B and C Mortgage Certificate;

         (xi)     the duly executed Pre Fleuri B and C Option Agreement.



(b)      DOCUMENTS TO BE DELIVERED BY THE PURCHASER

         Upon Closing, the Purchaser shall deliver to the Sellers:

         (i) evidence of payment of the Cash Payment at Closing to the account previously specified by the Sellers and

         (ii)     the Guarantee Properties Mortgage Certificate.



                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

Each party hereto hereby makes the representations and warranties contained in this Article III to the other party hereto, each of which is true and correct as of the date hereof. The parties hereto do not make any representations nor give any warranties other than the representations and warranties contained in this
Article III.



III.1    REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:



(a)      ORGANIZATION OF THE PURCHASER

         The Purchaser is duly organized and validly existing under the laws of Maryland.



(b)      AUTHORITY

         This Agreement has been duly authorized and validly executed and delivered by the Purchaser and is valid and enforceable against the Purchaser in accordance with its terms; the Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

         The execution and delivery of this Agreement by the Purchaser does not violate the Purchaser's articles of association or internal regulations, any agreement to which it is a signatory or any governmental law, regulation, order or judgement to which it is subject.



(c)      AUTHORIZATION

         The Purchaser is not required to give notice or obtain any governmental or other authorization (except internal authorizations) to execute or consummate this

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         Agreement.



(d)      FINANCIAL STATEMENTS

         The Purchaser has delivered to the Sellers its audited balance sheet for the last three business years.



(e)      SEC FILINGS

         The Purchaser's SEC filings are up to date.



(f)      LITIGATION

         There is no claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Swiss or foreign governmental commission, court, tribunal or arbitral body by or against the Purchaser or any of its assets or properties pending, or, to the Best Knowledge of the Purchaser, threatened to be brought, which would preclude or materially adversly affect the transactions contemplated in this Agreement.



(g)      NO INTENT TO RESELL

         The Purchaser does not intend to resell the Sale Shares except to an entity of the group of companies to which the Purchaser belongs.



(h)      BROKERS

         The Purchaser has not entered into any agreement with a broker which materially affects or will materially affect the Sellers.



III.2    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby make the following representations and warranties to the
Purchaser:



(a)      OWNERSHIP OF SALE SHARES

         The Sellers have, and at Closing the Purchaser shall receive, good and valid title to the Sale Shares, including those shares held in a fiduciary capacity by any director of the Company. The Sale Shares are free and clear of all encumbrances, mortgages, charges, liens, security interests or any other rights of any third party.

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(b)      ORGANIZATION OF COMPANY

         The Company is duly organized and validly existing under the laws of Switzerland, has the corporate power to own and operate its assets and to carry on the Business as now being conducted. The Articles of association and the internal regulations of the Company, which are attached hereto as SCHEDULE III.2.(b) are true, correct, in compliance with applicable law and up-to-date.



(c)      AUTHORITY; NO CONFLICT

         Neither the execution and delivery of this Agreement or of any other agreements contemplated herein nor the consummation or performance of any of the other agreements contemplated by this Agreement will directly or indirectly

         (1) violate, conflict with, or give any governmental body or other person a right to challenge, in full or in part, any of the transactions contemplated under this Agreement under any applicable law or regulation or any order or judicial or administrative decision to which the Sellers or the Company is subject;

         (2) violate, conflict with the terms of, or give any governmental body a right to revoke, suspend, or modify any governmental authorization permit or recognition held by the Company, except to the extent such violation, conflict or right has no Material Adverse Effect on the Company ;

         (3) violate, conflict with, or give any person the right to terminate, declare a default or exercise any other remedy under, any agreement to which the Company is a party, except to the extent such violation, conflict, right or other remedy has no Material Adverse Effect on the Company;

         (4) result in the creation or imposition of any lien or other charge on any asset of the Company except to the extent such lien or charge is contemplated herein;

         (5) require any governmental authorization, with the exception of authorizations required under the Swiss federal statute on the acquisition of real estate by foreign persons.



(d)      CAPITALIZATION

         The Company has the following capital structure: a fully paid-up share capital of CHF 1'500'000.-, divided into 1'500 registered shares numbered 1 to 1'500 with a par value of CHF 1'000.- each. There are no other share certificates of the Company circulating.



(e)      SHARE CAPITAL PAID-UP

         All the issued and outstanding shares of the Company are duly and validly authorized, issued and fully paid-up.

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(f)      NO RIGHTS OF THIRD PARTY OVER EQUITY INTERESTS

         Except as set forth on SCHEDULE III.2(f), there is no option, warrant, conversion privilege, pledge, right of pre-emption, right to acquire, right of first refusal or similar or analogous right over or affecting any of the Sale Shares or shares of the Company, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing. The option agreement ("PROMESSE DE VENTE ET D'ACHAT") dated January 9, 1997 between the Seller 1 and Mr. Marcel Clivaz pursuant to which the Seller 1 has granted to Mr. Marcel Clivaz the right to purchase the Sale Shares is terminated as of the Closing according to ANNEX 10 and no rights will be exercised thereunder.



(g)      FINANCIAL STATEMENTS

         The Sellers have delivered to the Purchaser the Accounts as well as the Financial Reports and the budget for the fiscal year 2000, all as set forth in SCHEDULE III.2.(g).

         The Accounts have been prepared in accordance with the provisions of Swiss law and generally accepted accounting principles in Switzerland, applied consistently throughout the last 3 financial years. The Accounts are correct and complete and give a true and fair view of the financial condition and the results of operations of the Company.

         The Financial Reports have been prepared with due care and in good faith for the purposes of management support in accordance with the accounting principles of the Company consistently applied.



(h)      NO UNDISCLOSED LIABILITIES

         The Accounts contain all material actual, conditional and contingent liabilities and all material accruals and reserves that, according to the provisions of Swiss law and generally accepted accounting principles in Switzerland should be contained therein. As of the date hereof, there exist no material liabilities of the Company other than those set out in the Accounts, with the exception of liabilities which have been incurred in the ordinary course of business since January 1, 2000.



(i)      ACCOUNTS RECEIVABLE

         SCHEDULE III.2(i) sets forth a true, accurate and complete aging schedule of all Accounts Receivable exceeding CHF 10,000.- of the Company outstanding at May 31, 2000. All outstanding Accounts Receivable of the Company have arisen out of bona fide transactions in the ordinary course of business.



(j)      CAPITAL IMPROVEMENTS

         SCHEDULE III.2(j) describes all capital improvements or purchases or other capital expenditures (as determined in accordance with the provisions of Swiss law and

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         generally accepted accounting principles in Switzerland) as of May 31,
         2000 exceeding CHF 10,000.- which the Company has committed to or contracted for and which have not been completed prior to the date hereof and the costs and expenses (including professional fees and charges) reasonably estimated as being required to complete such transactions.



(k)      ABSENCE OF CHANGE

         Except as set forth on SCHEDULE III.2.(k), since December 31, 1999, there has not been any of the following events, with the exception of events which would, by itself or taken together with other events falling under the following list, not have a Material Adverse Effect on the Company:

         (i) change in the financial condition, assets, liabilities, personnel or operations of the Company or in its relations with suppliers, customers, lessors or others, other than changes in the ordinary course of business, with the exception of changes in relation with thetransactions contemplated by this Agreement, including, without limitation, the Real Estate Purchase Agreements;

         (ii) changes which have had or could have a Material Adverse Effect on the Business or the Company, with the exception of changes in relation with thetransactions contemplated by this Agreement, including, without limitation, the Real Estate Purchase Agreements;

         (iii) damage, destruction, loss, or other action which may give rise to any liability or obligation of the Company (whether or not covered by insurance) adversely affecting its assets, except in relation with the transactions contemplated by this Agreement, including, without limitation, the Real Estate Purchase Agreements;

         (iv) (x) indebtedness for borrowed money incurred by the Company becoming, or becoming capable of being declared, repayable earlier than the due date for payment or (y) forgiveness or cancellation of indebtedness owed to the Company or waiver of any claims or rights by the Company with regard to such indebtedness, except in relation with the transactions contemplated by this Agreement, including, without limitation, the Real Estate Purchase Agreements;

         (v) increase in the compensation or benefits paid or payable by the Company to any of its officers or employees or agreement to do the same, except for scheduled increases in the ordinary course of business consistent with past practice ;

         (vi) dividend, distribution or other disposition or any transfer, lease, license of assets of the Company to the Sellers;

         (vii) encumbrances placed on or created or extended over any of the assets of the Company, except in relation with the transactions contemplated by this Agreement, including, without limitation, the Real Estate Purchase Agreements;

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         (viii)   amendment or termination of any lease, contract, license or other agreement of the type described in Article III.2.(r) to which the Company is a party, other than in the ordinary course of business, except in relation with the transactions contemplated in this Agreement, including, without limitation, the Real Estate Purchase Agreements;

         (ix) change in the collection, payment or credit practices of the Company or in the accounting practices, procedures or methods of the Company;

         (x) agreement, arrangement or transaction, other than in the ordinary course of business consistent with past practice and of an entirely arm's length nature, between the Company and
                  (i) one or both of the Sellers, (ii) any officer or employee of the Company or, (iii) any other person or entity affiliated with or related to one or both of the Sellers or an officer or employee of such entity, with the exception of the transactions contemplated by this Agreement including, without limitation, the Real Estate Purchase Agreements; or

         (xi) notice given by any officer, supplier, customer or contractual counterpart of the Company that they intend to terminate or by which they terminate a current contractual relationship with the Company.



(l)      INSOLVENCY

         (i) No order has been notified and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

         (ii) No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

         (iii) The Company is not insolvent, unable to pay its debts and has not stopped paying its debts as they fall due.

         (iv)     No unsatisfied judgement is outstanding against the Company.

         (v) To the Best Knowledge of the Sellers and the Key Persons, there are no reasons that any of the events described under III.2.(l)(i) to (iv) above shall occur.



(m)      TAXES

         (i)      Filing of Returns

                  The Company has filed when due, materially accurate returns for Taxes (except in cases where inaccuracies are covered by sufficient tax provisions) and has otherwise complied in all respects with requirements relating to the filing of Tax returns and the supply of all information required to be supplied to any tax authority.

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         (ii)     Payment of Taxes

                  The Company has complied with all and any requirements relating to the payment of Taxes, of whatever nature, including interest and penalties, if any.

         (iii)    Tax Provisions

                  The Company has paid and, if not paid, established adequate provisions in the Accounts for the year 1999 for all Taxes of whatever nature that may be assessed or computed on the results, operations or transactions of the Company for all periods prior to the date hereof, regardless of the financial period during which such Taxes may become due and payable.

                  For the Company, the amount of the provision for deferred Taxes in the December 1999 balance sheet is adequate and fully in accordance with Swiss law and generally accepted accounting principles in Switzerland and practices commonly adopted by companies carrying on businesses similar to those carried on by the Company.

         (iv)     No Dispute

                  Except as set forth in SCHEDULE III.2(m)(iv), the Company is to the Best Knowledge of the Key Persons, not subject to formal proceedings or investigations related to Taxes (except for requests for additional information) by the respective authorities and no such proceedings are threatened against the Company.

         (v)      No Withholding Tax on Dividends

                  The Company has not distributed or caused to be distributed, any hidden or constructive dividend, nor distributed or granted any other benefit to the Sellers or any other person which could lead to the imposition of any withholding taxes on such hidden or constructive dividend.

         (vi)     No Adverse Tax Consequences

                  Except as set forth in SCHEDULE III.2(m)(vi) the acquisition of the Sale Shares by the Purchaser will not give rise to any adverse tax consequences for the Company.



(n)      ENVIRONMENT

         To the Best Knowledge of the Key Persons,

         (i) the Company conducts and has always conducted its activities in conformity with Environmental Law;

         (ii) until and including the date hereof, the Company has complied with and not violated any Environmental Law at the time when such law was applicable;

         (iii) no action has been undertaken or, threatened to be undertaken by Swiss or

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                  foreign authorities with respect to Environmental Law which could have a Material Adverse Effect on the Company or its activities; and

         (iv) no facts, events or conditions in existence on or prior to the date hereof and relating to the past or present facilities, properties or operations of the Company will give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Law, or give rise to any other liabilities for onsite or offsite releases of hazardous materials, substances or wastes, personal injury, contamination of soil, water, air or groundwater, property damage or damage to natural resources, pursuant to Environmental Law.



(o)      LEASES; REAL PROPERTY

         SCHEDULE III.2(o) sets forth a complete and correct list of all real property or premises leased in whole or in part (including "droits reels" like right of land use ("droits de superficie") and similar rights) by the Company.

         The leases to which the Company is a party allow unencumbered use of the leased property in accordance with the terms and conditions of such leases. None of the leases is terminable by any third party, or would be breached, in both cases, as a result of the transactions contemplated by this Agreement, except if such termination or breach would have no Material Adverse Effect on the Company,

         Each lease of premises utilized by the Company is legal, valid and binding, as between the Company and the other party or parties thereto, and the Company is tenant in good standing thereunder, free of any default or breach and quietly enjoys the premises provided for therein. Each rental and other payment due from the Company thereunder has been duly paid; to the Best Knowledge of the Key Persons, each act required to be performed by the Company which if not performed would constitute a breach thereof has been duly performed; and to the Best Knowledge of the Key Persons, no act forbidden to be performed by the Company has been performed thereunder.

         All buildings occupied by the Company have been constantly maintained in accordance with past practice of the Company and in accordance with any applicable lease. None of such premises or properties has been condemned or otherwise taken by public authority and no such condemnation or taking is threatened or contemplated. The Company has all required material legal or governmental approvals for each of the properties, leased, used or occupied by it.

         All rights to real property, including "droits reels" and the like and options and preemption rights to real estate and to any other "droits reels" are legal, valid, registered in the land register (to the extent possible under applicable law) and binding between the respective parties.



(p)      CONDITION OF ASSETS; SUFFICIENCY

         The equipment and other tangible assets (other than inventory) owned by the Company are owned free of third party rights and are in good repair and operating condition, normal wear and tear excepted; have been maintained regularly in

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         accordance with past practice of the Company and in accordance with any applicable manufacturer's guidelines; and may be used for their intended purpose in the normal course of the Business. In the Financial Reports, the assets and the inventory included among the assets of the Company are valued in accordance with applicable accounting principles consistently applied.



(q)      INTELLECTUAL PROPERTY RIGHTS

         (i) Except as set forth in SCHEDULE III.2(q), the Company owns and possesses all right, title and interest in and to, or has a written, enforceable license to use, all of the Intellectual Property Rights currently used in the operation of the Business free and clear of all liens, security interests, restrictions and encumbrances with the exception of the software jointly developed with College du Leman, as to which the Company and College du Leman are jointly entitled.

         (ii) No claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property Rights owned or used by the Company has been made, is currently outstanding or, to the Best Knowledge of the Key Persons, is threatened, and there are, to the Best Knowledge of the Key Persons, no grounds for such claim.

         (iii) Except as set forth in SCHEDULE III.2(q), the Company has not infringed, misappropriated or otherwise acted in conflict with any Intellectual Property Rights of any third party, nor is any Key Persons aware, to their Best Knowledge, of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as conducted.



(r)      CONTRACTS

         SCHEDULE III.2.(r) hereto sets forth a complete and correct list, of all (written or oral) contracts (except employment contracts), agreements, commitments, instruments or other consensual obligations to which the Company is a party or by which the Company, or any of the assets of the Company are bound or liable excluding customary inventory purchase orders in the ordinary course of business (these agreements collectively referred to as the "SIGNIFICANT AGREEMENTS"):

         (i) which each involve a yearly aggregate consideration of CHF 100'000.- or more;

         (ii) which guarantee the performance, liabilities or obligations of any other person (whether legal or natural);

         (iii) which restrict the ability of the Company, taken as a whole, to conduct any business activities;

         (iv)     which are not in the ordinary course of the business;

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         (v)      which are concluded with or for the benefit of any Affiliate or relative of one or both of the Sellers.

         Each Significant Agreement disclosed in Schedule III.2(r) is a valid and binding agreement of the Company and is in full force and effect. The Company is not in material breach of any of the Significant Agreements, nor, to the Best Knowledge of the Key Persons, is any third party in material breach of the Significant Agreements or has repudiated any provision of the Significant Agreements and no event has occurred which with notice, lapse of time or both would constitute a material breach or default or permit termination, modification or acceleration of any such Significant Agreement.



(s)      LITIGATION

         Except as disclosed in SCHEDULE III.2(s), there is no claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Swiss or foreign governmental commission, court, tribunal or arbitral body by or against the Company or any of its assets or properties pending, or, to the Best Knowledge of the Key Persons, threatened to be brought against one or both of the Sellers or any of the Company's officers or staff relating to the Business, by or before any Swiss or foreign governmental commission, court, tribunal or arbitral body nor, to the Best Knowledge of the Key Persons, do any circumstances exist, which are likely to give rise to any such claim, action suit, arbitration, inquiry, proceedings or investigation. There are no claims of whatever nature against the Company by any former directors, officers, or employees of the Company.



(t)      COMPLIANCE WITH LAWS

         To the Best Knowledge of the Key Persons, the Business has been conducted in material compliance with all laws and regulations of Swiss local and federal authorities applicable to the Company. To the actual knowledge without investigation of the Key Persons, the Business has been conducted in compliance with all laws and regulations of foreign governmental authorities applicable to the Company and they have received no notice to the effect that the Business has not been conducted in such a manner. The Company possesses, and is in compliance with, all licenses, permits, approvals and other governmental authorizations necessary to the conduct of the Business, which licenses, permits and approvals are set forth on SCHEDULE III.2.(t), and there is no reason or circumstance which indicates that such licenses, permits, approvals and authorizations are likely to be revoked or confer a right of revocation.



(u)      INSURANCE

         SCHEDULE III.2.(u) contains a true and accurate list of all risk-based insurance contracts that the Company has entered into and lists the premiums payable under these contracts and any increases of these premiums in the last three years. The Company has not received any notice or other communication from any insurance company within 3 years prior to the date hereof canceling or amending such policies and, tro the Best Knowledge of the Key Persons, no such cancellation or amendment is threatened.

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         All premiums pertaining to the insurance policies have been paid as they fell due, or are duly provided for in the Accounts.



(v)      EMPLOYEES

         SCHEDULE III.2.(v)(i) contains a list of all employees of the Company as of May 31, 2000. This list contains details about salary, (including benefits in kind), age, seniority, length of service, notice periods for termination, right to severance pay and to bonus.

         Except for employment contracts listed in SCHEDULE III.2.(v)(ii), each contract of employment to which the Company is a party and which is for an annual consideration of CHF 75,000.- or more can be terminated by the Company without damages or compensation (other than that payable by law) by giving at any time not more than six months' notice.



(w)      PROFESSIONAL AND SOCIAL WELFARE

         Any and all returns and reports related to Social Security Contributions that are required to be filed with respect to the Company prior to the date hereof have been filed timely and correctly in all material respects. The Company has paid in full any and all Social Security Contributions as and when due. No social security authority is now asserting any deficiency or claim for additional Social Security Contributions (or interest thereon or penalties in connection therewith) and any and all Social Security Contributions which (although not due) have accrued on the basis of the salaries to be paid until the date hereof, have been fully provisioned.

         Except as set forth in SCHEDULE III.2(w)(i), to the Best Knowledge of the Key Persons, there are no facts or circumstances existing or having arisen prior to the date hereof which have or may lead to a re-assessment by any social security authority of Social Security Contributions to be made by the Company relating to any period prior to the date hereof.

         The details of the employee pension fund of the Company are described in SCHEDULE III.2.(w)(ii) (hereinafter the "PENSION FUND"). The Company is meeting all its obligations under the Pension Fund and specifically has paid (or provisioned) all contributions required prior to the date hereof as stipulated by the regulations of the Pension Fund.

         Performance of these obligations is acknowledged in the pension fund certificate (hereinafter the "PENSION FUND CERTIFICATE") attached hereto as SCHEDULE III.2.(w)(iii). The Company is not required to contribute to any pension fund other than the Pension Fund.



(x)      NO COLLECTIVE BARGAINING

         There is no collective bargaining or other union agreement or arrangement (whether binding or not) to which the Company is a party or by which it is bound or which is

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         currently being negotiated and no dispute between the Company and any trade union or other organization formed for a similar purpose is existing, pending or threatened.



                             ARTICLE IV - COVENANTS



IV.1     COVENANT NOT TO COMPETE AND NOT TO SOLICIT

For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company, each of the Sellers undertakes by way of further consideration for the obligations of the Purchaser under this Agreement as a separate and independent agreement that:

(a) he will at no time after Closing disclose to any person, or himself use for any purpose, except to the extent required for the proper performance of this Agreement and the transactions contemplated herein, any information concerning the business, accounts or finances of the Company or any of its clients' or customers' transactions or affairs of which he has knowledge and that he will use his best endeavors to prevent the publication or disclosure of such information;

(b) for 3 years after the termination of the Executive Employment Agreement, either on his own account or for any other person directly or indirectly solicit, interfere with or endeavor to entice away from the Company or any member of the Purchaser's group of companies as then constituted, any person who to his knowledge is, or has during the immediately preceding 3 years been, a client, customer or employee of, or in the habit of dealing with the Company or any member of the Purchaser's Group of Companies as then constituted;

(c) for the periods set out in (b) above he will not, alone, or jointly with, or as manager, agent for, or employee of any person, or as a shareholder of more than a 5% interest directly or indirectly carry on or be engaged, concerned or interested in (i) the Business; or (ii) any business competitive with the Business as then carried on by the Company or by any member of the Purchaser's group of companies as then constituted.

The Sellers' activities of conducting the business of the College du Leman substantially as currently conducted shall not constitute a violation of this
Article IV.1.In case of a violation of the duties under this Article IV.1(b) and
(c), the Sellers shall, be entitled to demand by written notice that the activities contrary to the duties under Article IV.1(b) and (c) be terminated immediately and any damages occurred be cured. If such activities are not terminated immediately upon receipt of such notice, the Sellers shall jointly and severally, pay to the Purchaser liquidated damages in the amount of CHF 500,000.- for each violation. In addition to the payment of liquidated damages, the Purchasers and the Company shall have the right to request further damages incurred by the Purchaser, any member of the Purchaser's group of companies as then constituted or the Company, and the right to request the immediate termination of any activity which is contrary to the duties under this Article
IV.1. The Sellers shall notify the Purchaser of any intended activities that could reasonably be viewed as a violation of the duties under Article IV.1(b) and (c) hereof.

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IV.2     CONDUCT OF THE BUSINESS

From the date hereof until the Closing Date, the Sellers shall procure that the Business is conducted in the ordinary course consistent with past practice and they shall use their best efforts to preserve intact the Business, the relationships of the Company with third persons, and to keep available the services of the present employees. Without limiting the foregoing, except as contemplated herein, the Sellers shall not, and shall cause the Company not to,
(i) take or agree to take any action that would make any representation or warranty of the Sellers hereunder inaccurate in any respect at, or as of any time prior to, the Closing Time or (ii) omit or agree to omit to take any action necessary to prevent any such representation or warranty from bein inaccurate in any respect at any such time.



IV.3     ELECTION OF BOARD MEMBERS

At signing of this Agreement, the Sellers shall vote the Sale Shares to elect such new members of the Company's board of directors, as the Purchaser shall have designated reasonably in advance. Until Closing, the Sellers shall vote the Sale Shares with regard to the election of board members only as directed by the Purchaser.



IV.4     BEST EFFORTS

The parties hereto covenant to use their best efforts to take all action and do all things necessary to consummate the transactions contemplated herein, in particular to cooperate to obtain any required authorization (or - if appropriate - the ruling that no such authorization is required) for the real estate and share transfers contemplated herein. In addition, the Purchaser agrees to use its best efforts to cause the Company to purchase Pre Fleuri B and C according to the terms and conditions of the Pre Fleuri B and C Purchase Agreement, if an Earn-out Payment 2002 has been determined to be in excess of CHF 4,500,000 pursuant to Article I.5 hereof.



                        ARTICLE V - CONDITIONS TO CLOSING



V.1      CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND THE SELLERS

The obligations of the Purchaser and the Sellers to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

(a) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made and obtained;

(b) a final decision by the competent authorities declaring the non-applicability to, or the authorization of, the transactions contemplated in the Real Estate Purchase Agreements under the federal law on the acquisition of real estate by foreigners shall have been obtained by September 30, 2000.

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V.2      CONDITIONS TO OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the Closing are subject to the satisfaction or waiver of the following further conditions:

(a) The Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by it on or prior to the Closing.

(b) The representations and warranties of the Sellers contained in this Agreement shall be true at and as of the Closing Date.

(c) The Purchaser shall have obtained a confirmation from the competent authority in a form and content satisfactory to the Purchaser to the effect that the transactions contemplated in this Agreement do not constitute grounds for a withdrawal or modification of the recognition dated November 6, 1985 nor to propose or initiate any other action of a supervisory nature regarding the Swiss Hotel Association Hotel Management School Les Roches.

(d) The Real Estate Purchase Agreements and the Pre Fleuri B and C Option Agreement shall have been duly executed and filed with the Land Register.

(e) A final decision by the competent authorities declaring the non-applicability to, or the authorization of, the transactions contemplated in the Pre Fleuri B and C Option Agreement under the federal law on the acquisition of real estate by foreigners shall have been obtained by September 30, 2000.

(f) After the execution of this Agreement, there shall have been no development or developments that has (or have), in the aggregate, a Material Adverse Effect on the Company or that would, in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

(g) The constitution of the Company's board of directors shall not have changed since the signing of this Agreement other than with the written consent of the Purchaser.



V.3      CONDITIONS TO OBLIGATIONS OF THE SELLERS

The obligation of the Sellers to consummate the Closing is subject to the following further conditions:

(a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

(b) The representations and warranties of the Purchaser contained in this Agreement shall be true at and as of the Closing Date.

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                          ARTICLE VI - INDEMNIFICATION



VI.1     INDEMNIFICATION BY THE SELLERS

The Sellers shall indemnify and hold harmless the Purchaser from and against any and all losses, damages, liabilities, obligations, claims, judgements, costs and expenses including reasonable attorney's fees incurred by the Purchaser in connection, directly or indirectly, with (x) a breach of or inaccuracy in the representations and warranties contained in Article III.2 or (y) a breach of or inaccuracy in any of the other agreements and covenants contained in this Agreement. The Sellers' obligation to indemnify shall be joint and several in the amount of 10% of any claim for indemnification; for the exceeding amount, only the Seller 1 shall be liable.

Articles 201 and 210 of the Swiss Code of Obligations shall not be applicable to any claim arising out of or in connection with this Agreement.

An obligation to indemnify hereunder shall be satisfied first by a reduction of the Purchase Price, provided that such reduction (set-off) may not exceed CHF 1,000,000, and second by payment by the Sellers of the excess amount, if any.

For the avoidance of doubt, it is agreed that the Seller 1 shall not delay or withhold the execution, delivery, and recording of the Pre Fleuri B and C Purchase Agreement because of indemnification claimed by the Purchaser.



VI.2     SECURITY

As security for any claims made by the Purchaser under Article VI.1, the Sellers shall grant the Purchaser a first priority mortgage on Pre Fleuri B and C.



VI.3     INDEMNIFICATION BY THE PURCHASER

The Purchaser shall indemnify and hold harmless the Sellers from and against any losses, damages, liabilities, obligations, claims, judgements, costs and expenses including reasonable attorneys' fees incurred by the Sellers by reason of or resulting from a breach of or inaccuracy in the representations and warranties contained in Article III.1.



VI.4     DEDUCTIONS FROM PAYMENTS

(a) All sums payable under this Article VI shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(b) If any deductions or withholdings are required by law to be made from any of the sums payable under this Article VI, the paying party shall be obliged to pay the receiving party such sum as will, after the deduction or withholding has been made,

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         leave the receiving party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(c) If any Taxes shall be payable by the receiving party on any sum payable under this Article VI, the paying party shall be obliged to pay to the receiving party such sum as will, after the payment of such Taxes has been made by the receiving party, leave the receiving party with the same amount as it would have been entitled to receive in the absence of any such requirement to pay Taxes. All Tax benefits of the receiving party related to the claim which is indemnified shall be deducted according to the same principles.

(d) All sums payable under this Article VI shall be appropriately adjusted for any sums received from insurances or other third parties for the underlying claims. The parties hereto covenant to pursue such claims in good faith. In addition, the amount of any indemnification payment shall be reduced if the indemnitee failed to use reasonable efforts to mitigate its damages in good faith.



VI.5     LIMITATION IN TIME

A party to this Agreement may request indemnification as provided in Article
VI.1 or claim for breach of a warranty contained in Article III: (i) during a period ending on December 31, 2001 (ii) in case of a breach of the Sellers' representations and warranties in Article III.2.(m) and (x) until the expiration of the applicable statutory limitation period in the relevant statute of limitations (or comparable statute) in each relevant jurisdiction, plus 60 days. Both cases of (i) and (ii) shall hereinafter be referred to as the "INDEMNIFICATION PERIOD"). Upon expiry of the relevant Indemnification Period, the right to request indemnification shall lapse.



VI.6     LIMITATIONS ON AMOUNT



(a)      DEDUCTIBLE

The Sellers and the Purchaser shall have no liability with respect to the matters described in Article VI.1 and VI.3 hereof until the party to be indemnified has suffered damages in excess of CHF 500,000.- in the aggregate, at which point the liable party shall indemnify the other party only against such damages in excess of such amount.



(b)      CEILING

The maximum liability of the Sellers and the Purchaser with respect to the matters described in Article VI.1 and VI.3 hereof shall be CHF 3,000,000.



(c)      EFFECT OF PROVISIONS

The Sellers' liability shall be reduced by any provisions created in the Closing Balance Sheet

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to cover the kind of risk, loss, or damage that would otherwise give rise to a claim for indemnification.



VI.7     THIRD PARTY CLAIMS

Promptly after a party entitled to indemnification under this Article VI (an "INDEMNIFIED PARTY") shall have received notice (an "INDEMNIFICATION NOTICE") of the commencement of any action by a third party in respect of which the Indemnified Party will or may seek indemnification under this Article VI or shall have discovered other facts that the Indemnified Party believes give rise to a right to indemnity under this Agreement, the Indemnified Party shall notify the party providing the indemnification hereunder (the "INDEMNIFYING PARTY") thereof in writing but no failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it has to the Indemnified Party except if and to the extent that the Indemnifying Party shall have been materially prejudiced thereby. In making any claim under this Article VI.6, the Indemnified Party will specify with reasonable particularity the item or items giving rise to the claim and the basis of the claim.

The Indemnified Party shall be entitled to defend lawsuits or actions (including, without limitation, all administrative appeals, proceedings, hearing and conferences with any tax authority and all aspects of any litigation relating to taxes) and to employ and engage attorneys of its own choice to adequately handle and defend the same. The reasonable fees of such attorneys shall be borne by the Indemnifying Party.

The Indemnifying Party shall have the right to employ its own, separate counsel who may give non-binding advice to the Indemnified Party and shall have the right to be consulted by the Indemnified Party in the defense of such lawsuit or action, but the fees and expenses of such counsel shall be at the expense of the Indemnifying Party.

The Indemnifying Party shall co-operate in all reasonable respects with the Indemnified Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

The Indemnified Party shall, in conducting any relevant lawsuit or action, take into account the reasonable interests of the Indemnifying Party.

The Indemnified Party shall not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld or delayed.



VI.8     ADJUSTMENT OF INDEMNITY PAYMENT

If any amount is paid by an Indemnifying Party pursuant to this Article VI in respect of any item, then to the extent that the Indemnified Party later recovers in respect of such item an amount which, when added to the indemnification payment previously received in respect thereof pursuant to this
Article VI, exceeds the amount which the Indemnified Party was entitled to receive in respect of such item in accordance with the terms hereof, the Indemnified Party will pay to the Indemnifying Party promptly the amount of such excess.

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VI.9     EFFECT OF KNOWLEDGE ON REPRESENTATIONS AND WARRANTIES

Unless, and then only to the extent, expressly contained in this Agreement and the Annexes and Schedules hereto, no knowledge on the part of the Purchaser's external lawyers and accountants shall limit the Sellers' obligations with respect to, or liabilities for breach of, representations, warranties, disclosures or other obligations hereunder.



VI.10    REMEDIES

After the Closing, the remedies provided for in this Agreement shall be the only available remedies under this Agreement. Neither party hereto shall be entitled to satisfy its claims under this Article VI by set-off in excess of CHF 1,000,000. The remedies available under applicable law with respect to the various side agreements contemplated by this Agreement shall not be affected by this Article VI.10.



                           ARTICLE VII - MISCELLANEOUS



VII.1    NOTICES

All notices, requests, demands, waivers and other communications (together "NOTICES"), required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered mail or by telefax with a confirmation by registered mail, as follows:

(a)      if to the Sellers, to:



         Francis and Christian Clivaz

         11 Rue du Rhone

         1204 Geneva

          Fax No: +41 22 317 80 99



         with a copy to:


         Roy F. Ryan

         Jones, Day, Reavis & Pogue

         20 Rue de Candolle

         1205 Geneva

          Fax No: + 41 22 320 12 32


 (b)     if to the Purchaser, to:

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         Sylvan Learning Systems, Inc.

         Att.: Robert W. Zentz

         General Counsel

         1000 Lancaster Street

         Baltimore, Maryland 21202

         U.S.A.

         Fax No. 001 410 843 8060


         with a copy to:



         Shelby R. du Pasquier

         Lenz & Staehelin

         25 Grand-Rue

         1211 Geneva 11

         Fax No: +41 22 318 71 00

or to such other substitute person or address as any party hereto shall from time to time specify by notice in writing to the other party hereto.

Notices and communications made by fax shall be deemed to be received on the date of dispatch provided that an answer-back confirmation is available, irrespective of the date of receipt of the confirmation by registered mail. Notices given by registered mail only are deemed to be received upon delivery to the addressee.



VII.2    ENTIRE AGREEMENT

This Agreement (including the Annexes and Schedules which are part of this Agreement, and documents and agreements to be delivered in accordance with this Agreement) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and undertakings, oral or written, between the Parties hereto with respect to the subject matter hereof.



VII.3    SEVERABILITY OF PROVISIONS

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

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VII.4    BINDING EFFECT; BENEFIT

With the exception of Article IV.2, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.



VII.5    ASSIGNABILITY

This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. The Purchaser may, however, assign without the Sellers' prior consent all or part of its rights and duties under this Agreement to any entity of the group to which it belongs or owns controlling interests in, provided that the Purchaser will remain liable for the duties and obligations under this Agreement until any Earn-out Payments 2000, 2001, and 2002 due are paid. In this case, the Purchaser's liability for the duties and obligations arising under this Agreement shall be secondary to the assignee's. However, the Purchaser shall not raise any defenses or objections that were not available to the assignee and the Purchaser shall accept a final and binding court or arbitral decision against the assignee or an unconditional admission of liability by the assignee.



VII.6    CHANGE OF CONTROL

The maximum Earn-out Payments 2000, 2001, and 2002 shall be immediately payable to the Sellers if there is a Change of Control with regard to the Company.

For purposes of this Agreement, a Change of Control shall be deemed to have occured when a party other than a member of the Purchaser's group of companies acquires direct or indirect control over the Company or if all of the Company's assets or a substantial part thereof are transferred to an entity other than a member of the Purchaser's group of companies. For the avoidance of doubt, it is agreed that a possible going public or spin-off of the Purchaser's International University Business business shall not be deemed a Change of Control.



VII.7    AMENDMENT AND MODIFICATION; WAIVER

This Agreement may be amended or modified by a written instrument duly executed by the Purchaser and the Sellers at any time with respect to any of the terms contained herein. No waiver by any party hereto of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party hereto so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party hereto taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed

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as a waiver of any other or subsequent breach or a waiver of any other provision of this Agreement.



VII.8    ANNOUNCEMENTS



(a)      EMPLOYEES

         The transactions contemplated by this Agreement shall be announced to the employees of the Company prior to or simultaneous with any press release or public announcement in a form to be agreed upon by the parties hereto and in accordance with applicable laws.



(b)      PRESS RELEASES AND PUBLIC ANNOUNCEMENTS

         No announcement concerning this sale and purchase or this Agreement shall be made before, on or after Closing by any party to this Agreement except as required by law or any competent stock exchange or regulatory authority (provided that in any such case a party hereto required to make such an announcement has, where reasonably practicable, first consulted the other party hereto and taken into account the reasonable comments, objections and requirements of the other party hereto) or with the written approval of the other party hereto (such approval not to be unreasonably withheld or delayed).



VII.9    CONFIDENTIALITY

The parties hereto agree to keep the terms of this Agreement and any information acquired during the course of the negotiations having led to this Agreement strictly confidential.



VII.10   ADVISER'S FEES; EXPENSES

Except as otherwise specifically provided in this Agreement, each of the parties hereto shall bear its own fees and costs incident to this Agreement and the transactions contemplated hereby, including those of its financial, technical, legal and other advisers.



VII.11   APPLICABLE LAW

This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of Switzerland.

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VII.12   ARBITRATION

(a) All disputes arising out of or in connection with this Agreement which cannot be settled by mutual agreement between the parties shall be finally settled under the Rules of Arbitration of the Geneva Chamber of Commerce, to the exclusion of the ordinary courts, by a three-person arbitral tribunal (the "ARBITRAL TRIBUNAL").

(b) The Arbitral Tribunal shall have its seat in Geneva and the arbitration proceedings, including arguments and briefs, shall be conducted in English and French, both languages being equally valid. A translation of documents in French into English and documents in English into French shall not be required.

(c) The parties hereby waive the filing of the award with the competent judicial authority. The award shall be delivered to the parties by the Arbitral Tribunal.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.









----------------------                                -------------------------
Francis Clivaz                                        Christian Clivaz








Sylvan Learning Systems, Inc.




-----------------------                               -------------------------
Name :                                                Name :
Title :                                               Title :





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                                 LIST OF ANNEXES



ANNEX N(DEGREE)     DESCRIPTION



1        Executive Employment Agreement



2        June 30 Balance Sheet



3        Marketing Agreement



4        Pre Fleuri B and C Lease



5        Pre Fleuri B and C Option Agreement



6        Real Estate Purchase Agreement (Marcel Clivaz/Les Roches and
         StFrancois)



7 Real Estate Purchase Agreement (Beatrice, Dominique and Marie Christine Clivaz/Les Rocailles)



8        Real Estate Purchase Agreement (Dominique Clivaz/ Praz d'Anchettes)



9 Real Estate Purchase Agreement (Marie-Helene, Jean-Philippe and Pierre-Andre Clivaz/ Pre Fleuri A)



10       Termination of Marcel Option on Sale Shares


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                                LIST OF SCHEDULES



SCHEDULE N(Degree)       DESCRIPTION



III.2.(b)                Articles of Incorporation and internal regulations of
                         the Company

III.2.(f)                Rights over Equity Interests

III.2.(g)                Financial Statements

III.2.(i)                Accounts Receivable

III.2.(j)                Capital Improvements

III.2.(k)                Absence of Change

III.2.(m)(iv)            Tax Disputes

III.2.(m)(vi)            Adverse Tax Consequences

III.2.(o)                Lease; Real Property

III.2.(q)                Intellectual Property

III.2.(r)                Contracts

III.2.(s)                Litigation

III.2.(t)                Licenses, Permits, Approvals

III.2(u)                 Insurance

III.2.(v)(i)             List of Employees

III.2.(v)(ii)            Termination of Employment Agreements

III.2.(w)(i)             Social Security

III.2.(w)(ii)            Pension Fund

III.2.(w)(iii)           Pension Fund Certificate